Exhibit 99.(d)(10)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), executed as of June 19, 2008, and effective as of July 21, 2008 (the “Effective Date”), is entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and Arthur Buser (the “Executive”).

WHEREAS, Sunstone and the Operating Partnership (collectively, the “Company”) desire to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect. For the avoidance of doubt, non-renewal of the Agreement pursuant to the proviso contained in the preceding sentence shall not be deemed to give rise to any payment to the Executive as might be the case in connection with a termination of this Agreement.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as President of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of Sunstone (the “Board”) shall from time to time reasonably assign to the Executive. No sooner than January 1, 2009, and no later than July 1, 2009, and subject to the terms and conditions of this Agreement, Executive will be appointed to serve as Chief Executive Officer of Sunstone and the Operating Partnership. The date of such appointment will be determined by the Board. Subject to any required stockholder vote, the Executive shall also serve as a member of the Board during the Employment Period. Prior to the Executive’s appointment as Chief Executive Officer of Sunstone and the Operating Partnership, the Executive shall report directly to the Chief Executive Officer of Sunstone and the Operating Partnership. Following

the Executive’s appointment as Chief Executive Officer of Sunstone and the Operating Partnership, the Executive shall report directly to the Board.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) deliver lectures or fulfill speaking engagements or (C) manage his personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an executive officer of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and fully disclosed in writing and agreed to by the Company in writing, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided, however, that no such activity shall be permitted that violates any written non-competition agreement between the parties or prevents the Executive from devoting substantially all of his business time to the fulfillment of his duties hereunder.

(iii) The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board for consideration by the Company and the disinterested members of the Board determine to reject the opportunity and to authorize the Executive’s participation therein.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $425,000 per annum, as the same may be increased thereafter. The Base Salary will be increased to $650,000 per annum upon Executive becoming Chief Executive Officer. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the compensation committee of the Board; provided, however, that the Executive shall be entitled to an annual increase in Base

Salary each year, commencing after the first compensation committee meeting in 2009, equal to the greater of (x) four percent (4%) and (y) any cost-of-living increase granted to senior executives of the Company generally for the same period. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The amount of the Annual Bonus and the performance goals applicable to the Annual Bonus for any applicable Employment Period shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time with the following targets: (A) prior to appointment as Chief Executive Officer (1) threshold target equal to 75% of Base Salary; (2) mid-point target equal to 100% of Base Salary (“Target Annual Bonus”); (3) high target equal to 125% of Base Salary; and (4) superior (maximum) target equal to 150% of Base Salary; and (B) after appointment to Chief Executive Officer (1) threshold target equal to 75% of Base Salary; (2) mid-point target equal to 150% of Base Salary (“Target Annual Bonus”); (3) high target equal to 175% of Base Salary; and (4) superior (maximum) target equal to 200% of Base Salary; provided, however, that no minimum bonus is guaranteed. The Annual Bonus payable, if any, in respect of any calendar year performance period shall be paid no later than March 15 after the end of such calendar year performance period. The terms and conditions of any such bonus plan shall be determined by the compensation committee of the Board in its sole discretion. Notwithstanding the foregoing, for the period beginning on the Effective Date and ending on December 31, 2008, and if the Company meets the objective financial goals and targets consistent with the Company’s annual plan and budget set by the compensation committee and Executive meets his individual performance goals for such year, the Executive will receive a bonus of at least 75% of Base Salary (“2008 Bonus”). Any Annual Bonus earned for 2008 shall be pro-rated for the number of days of the year that the Executive is employed by the Company and shall be paid to the Executive no later than March 15, 2009.

(iii) Equity Awards.

(A) Upfront Restricted Stock Award. Sunstone shall grant the Executive such number of restricted shares of Sunstone common stock (the “Restricted Stock”) as is determined pursuant to this Section 2(b)(iii), without the payment of any monetary consideration by the Executive. On the Effective Date, the number of restricted shares granted to Executive shall be equal to the quotient obtained by dividing (i) $2,900,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days ending three days prior to the date of grant (i.e., the date on which the Board shall approve the grant of the Restricted Stock). Upon appointment to Chief Executive Officer, Executive shall be granted a number of shares of restricted stock equal to the quotient obtained by dividing (i) $2,100,000 by (ii) the average closing price of the Company’s common stock on the New York Stock Exchange (or any other securities market that then constitutes the principal trading market for the common stock) over the twenty trading days immediately preceding the date of appointment (i.e., the date on which the Board shall approve the appointment to Chief Executive Officer). Consistent with the foregoing, the terms and conditions of the Restricted Stock shall be set forth in a restricted stock agreement (the “Restricted Stock Agreement”) to be entered into by Sunstone and the Executive, which agreement provides that, subject to the Executive’s continued employment with the Company, such Restricted Stock shall vest 10%, 15%, 20%, 25% and 30% on the first, second, third, fourth and fifth anniversaries of the Effective Date and the date of appointment to Chief Executive Officer, respectively.

(B) Annual Equity Awards. During each fiscal year of the Employment Period commencing with the year ending December 31, 2009, the Executive shall be eligible to earn additional annual equity awards under the Company’s long-term incentive plan, subject to vesting and other conditions determined by the compensation committee. The amount of the annual equity award shall be determined by the compensation committee in accordance with the terms and conditions of plans as in effect from time to time with the following targets: (A) prior to appointment as Chief Executive Officer (1) threshold target equal to 100% of Base Salary; (2) mid-point target equal to 150% of Base Salary; (3) high target equal to 200% of Base Salary; and (4) superior (maximum) target equal to 250% of Base Salary; and (B) after appointment as Chief Executive Officer (1) threshold target equal to 150% of Base Salary; (2) mid-point target equal to 200% of Base Salary; (3) high target equal to 250% of Base Salary; and (4) superior (maximum) target equal to 300% of Base Salary; provided, however, that no minimum equity award is guaranteed.

(C) Withholding Tax. Notwithstanding the terms of any restricted stock agreement to the contrary, the Executive shall be entitled to satisfy any tax withholding obligation in connection with the awards described in (A) and (B) above by electing to have the Company withhold shares otherwise issuable pursuant to the vested portion of such awards having a fair market value (as determined under the Company’s long-term incentive plan) equal to the amount of the tax to be withheld in lieu of any other form of payment.

(iv) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company.

(v) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives; provided, however, that if the Executive elects to remain on COBRA under his prior employer’s welfare plans, the Company will reimburse such COBRA payments from the Effective Date through December 31, 2008 in an aggregate amount not to exceed $25,000.

(vi) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation of four weeks in each calendar year in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

(ix) Indemnification Agreement. On the Effective Date, Sunstone and the Executive shall enter into an indemnification agreement in the form adopted by the Board for the officers of Sunstone and which contains customary terms and conditions for a public company.

(x) Special Expenses.

(A) Relocation. The Company agrees to reimburse the Executive for his reasonable and actual out-of-pocket relocation expenses incurred in moving his family and household goods from Los Angeles, California to Orange County, California. Such reimbursement shall include reimbursement for temporary housing and other temporary living expenses for the Executive and his family in Orange County, California and any moving expenses and shall include, but not be limited to, title, escrow, legal, finance, brokerage and other reasonable closing costs for the sale of the Executive’s home in Los Angeles, California and the purchase of the Executive’s new home in Orange County, California. The Company shall pay such reimbursement to the Executive within forty-five (45) days of receiving from the Executive receipts evidencing such relocation expenses. To the extent any payments under this Section 2(b)(x) are taxable to Executive, the Company shall pay to Executive an additional cash payment in an amount such that Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of any payments under this Section 2(b)(x) or under this sentence (the “Relocation Gross-Up Amount”). The Company shall pay the Executive the Relocation Gross-Up Amount within forty-five (45) days after receiving from the Executive a calculation in reasonable detail of the Gross-Up Amount. Notwithstanding the foregoing, the aggregate amount payable by the Company to Executive pursuant to this Section 2(b)(x) shall in no event exceed $100,000 (exclusive of the Relocation Gross-Up Amount), and the Company shall only be obligated to make any such payments to the Executive to the extent incurred within the eighteen (18) months immediately following the Effective Date. In no event shall any expense reimbursement be made after the last day of the calendar year following the calendar year in which the Executive incurred such expense.

(B) Legal Expenses. Within thirty (30) days of the receipt by the Company of detailed invoices from the Executive, the Executive shall be entitled to reimbursement of attorney’s fees necessary to complete negotiation of this Agreement up to a maximum of $10,000.

(c) Additional Agreements. As a condition to the Company entering into this Agreement, the Executive shall concurrently herewith enter into a (i) Non-

Disclosure Agreement with the Company (the “Non-Disclosure Agreement”), a form of which is set forth as Exhibit B hereto, and (ii) a Noncompetition Agreement with the Company (the “Noncompetition Agreement”), a form of which is set forth as Exhibit C hereto.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for 90 consecutive days or on a total of 150 days in any 12-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) The Executive’s continued and willful failure to perform or gross negligence in performing his duties owed to the Company, which is not cured within fifteen (15) days following a written notice being delivered to the Executive by the Board, which notice specifies such failure or negligence;

(ii) The Executive’s commission of an act of fraud or material dishonesty in the performance of his duties;

(iii) The Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, any felony or any felony or misdemeanor involving moral turpitude;

(iv) Any breach by the Executive of his fiduciary duty or duty of loyalty to the Company; or

(v) The Executive’s material breach of any of the provisions of this Agreement, which is not cured within fifteen (15) days following written notice thereof from the Company, or any breach of the Noncompetition Agreement or the Non-Disclosure Agreement, which notice specifies such material breach.

The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, sufficient Cause exists to terminate the Executive pursuant to this Section 3(b); provided, that if the Executive is a member of the Board, the Executive shall not participate in the deliberations regarding such resolution, vote on such resolution, nor shall the Executive be counted in determining a majority of the Board.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent unless the Company cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) prior to the Date of Termination (as defined below):

(i) A material reduction in the Executive’s titles, duties, authority and responsibilities, reporting relationships, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities without the written consent of the Executive;

(ii) The Company’s reduction of the Executive’s annual Base Salary or bonus opportunity as in effect or as may be increased from time to time;

(iii) A material reduction is made to any benefits provided under any employee benefit plan in which the Executive is eligible to participate, or which is otherwise provided to the Executive in connection with his employment, including benefits under Sections 2(b) (vi), 2b(vii), 2(b)(ix) herein, except to the extent any such benefits are reduced for all senior executives of the Company and the Executive’s reduction is proportionate to that of other senior executives;

(iv) The relocation of the Company’s headquarters to a location more than thirty five (35) miles from the Company’s current headquarters in San Clemente, California;

(v) After the Executive’s appointment as Chief Executive Officer, the failure of the Board (or committee thereof) to nominate the Executive for election as a director of Company in any proxy statement in which directors are to be selected and in which he must be elected to serve, or to continue to serve, as director;

(vi) The Company’s failure to cure a material breach of its obligations under this Agreement within fifteen (15) days after written notice is delivered to the Board by the Executive which specifically identifies the manner in which the Executive believes that the Company has breached its obligations under this Agreement; or

(vii) The failure of the Board to appoint the Executive as Chief Executive Officer on or prior to July 1, 2009.

The Company shall not assert any claim that Good Reason is absent unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board, including a majority of the independent directors, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, Good Reason does not exist pursuant to this Section 3(c).

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by the Executive with or without Good Reason, the Date of Termination shall be the thirtieth day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.

4. Obligation of the Company Upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid, in two lump sum payments (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and (B) an amount (the “Severance Amount”) equal to two (2) times (the “Severance Multiple”) the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the Bonus Severance Amount (as defined below) in effect on the Date of Termination. Notwithstanding anything herein to the contrary, from and after the date that the Executive is appointed Chief Executive Officer, the Severance Multiple for purposes of this Section 2(b)(i) shall be three (3) rather than two (2). For purposes hereof, the Bonus Severance Amount shall equal: (A) if the Date of Termination is on or prior to December 31, 2008, the 2008 Bonus, (B) if the Date of Termination is during the calendar year 2009 prior to the Executive’s appointment as Chief Executive Officer, 100% of his Base Salary for such year, (C) if the Date of Termination is during the calendar year 2009 after the Executive’s appointment as Chief Executive Officer, 150% of his Base Salary for such year and (D) if the Date of Termination is during the remainder of the Employment Period, the lesser of the 150% of his Base Salary for the year in which the Date of Termination takes place or the actual Annual Bonus that the Executive earned in the prior calendar year. The Accrued Obligations shall be paid when due under California law and the Severance Amount shall be paid no later than 60 days after the Date of Termination.

(ii) For a period of eighteen (18) months following the Termination Date, the Company shall, at the Company’s sole expense, continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(ii) shall be reduced to the extent comparable coverage is actually available to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company.

(iii) Notwithstanding anything to the contrary in any award agreement, all outstanding equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall continue to vest in accordance with their then existing terms without further action by the Board or any committee thereof.

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Termination Date under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts and benefits provided for in Sections 4(a)(i)(B), 4(a)(ii) and 4(a)(iii) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A.

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 6 and 7 hereof, and the obligation to pay to the Executive the Accrued Obligations, and to provide the Other Benefits and Executive shall retain all equity awards to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) that vested prior to termination of Executive’s employment, subject to the terms and conditions of any such award. In the event the Company elects, in writing, at the time of the Executive’s termination of employment for Cause or by the Executive without Good Reason to subject the Executive to the restrictions set forth in Section 1(a) of the Noncompetition Agreement, notwithstanding anything to the contrary in any award agreement, all outstanding equity awards granted to the Executive that have not vested at the time of termination of the Executive’s employment for Cause or by the Executive without Good Reason shall continue to vest in accordance with their then existing terms without further action by the Board or any committee thereof. Except as set forth in the immediately preceding sentence, if the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, any Restricted Stock or other equity awards granted to the Executive shall immediately cease vesting and shall terminate and be of no further force or effect.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

(ii) 100% of the Executive’s annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

(iii) Notwithstanding anything to the contrary in any award agreement, all outstanding equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall continue to vest for an additional (12) months following Executive’s death or Disability; and

(iv) For a period of eighteen (18) months following the Date of Termination, the Executive and the Executive’s eligible family members shall continue to be provided, at the Company’s sole expense, with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(c)(iv) shall be reduced to the extent comparable coverage is actually available to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company; and

(v) The Other Benefits shall be paid or provided to the Executive on a timely basis.

5. Termination Upon a Change in Control. If a Change in Control (as defined herein) occurs during the Employment Period, and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within twelve (12) months after or three (3) months before the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof; provided, that for purposes of this Section 5, the Severance Amount shall equal an amount equal to three (3) times the sum of (x) the Base Salary in effect on the Date of Termination or immediately prior to the Change in Control, whichever is greater, plus (y) the actual Annual Bonus that the Executive earned in the prior year. In addition, in the event of such a termination of the Executive’s employment, notwithstanding anything to the contrary in any award agreement, all outstanding equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. If Executive’s employment is terminated and payment made pursuant to Section 4(a) prior to the effective date of the Change in Control, then payment or vesting of any additional amount attributable to the proviso in the preceding sentence shall be made within thirty (30) days following the Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Sunstone that represent greater than 50% of the combined voting power of Sunstone’s then outstanding voting securities (unless Executive has beneficial ownership of at least 50% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(A) By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone or by any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone, or

(B) By Sunstone or a corporation owned, directly or indirectly, by the stockholders of Sunstone in substantially the same proportions as their ownership of the stock of Sunstone, or

(C) Pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii),

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

provided, however, that any individual becoming a director subsequent to the date hereof whose election by Sunstone’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) The consummation by Sunstone (whether directly involving Sunstone or indirectly involving Sunstone through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sunstone’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in Sunstone’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sunstone or the person that, as a result of the transaction, controls, directly or indirectly, Sunstone or owns, directly or indirectly, all or substantially all of Sunstone’s assets or otherwise succeeds to the business of Sunstone (Sunstone or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in Sunstone prior to the consummation of the transaction; or

(iv) The approval by Sunstone’s stockholders of a liquidation or dissolution of Sunstone.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Sunstone’s stockholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Sunstone’s stockholders.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively, an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) postjudgement motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment. “Prevailing Party” within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action (excluding an Action instituted in contravention of the requirements of Paragraph 12(b) below) in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party. If the Executive is the Prevailing Party, the Company shall provide payment of such costs and expenses to Executive by December 31 of the year in which the right to payment is established.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive (at the time set forth in Section 7(b), but no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted) an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Excise Tax Gross-Up Payment shall be made to the

Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made in the following order: (i) acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value; (ii) the medical benefits under 4(a)(ii); (iii) any cash amount payable under 4(a)(i)(B); and (iv) any other accelerated vesting of equity awards not covered under clause (i) of this sentence. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination (but in any event, no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted). Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly (no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted) paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such-contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c), if applicable) promptly (no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted) pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) The parties to this Agreement intend that the provisions of this Section 8 is to put the Executive into the same position he would have been in had the Excise Tax not been applicable to him. These provisions shall be interpreted in a manner consistent with this intention.

(h) Definitions. The following terms shall have the following meanings for purposes of this Section 7:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, which is paid or payable pursuant to this Agreement or any other plan or agreement of the Company.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, Sunstone, Sunstone Hotel TRS Lessee, Inc. and, if applicable, any of their respective subsidiaries and/or affiliates in accordance with any employee sharing and expense allocation agreement, by and between Sunstone and the Operating Partnership, as in effect from time to time.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which Executive worked for determination by one arbitrator with hotel industry experience in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the Executive or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against the Executive, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

with a copy to:

JMBM | Jeffer, Mangels, Butler & Marmaro LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067

Attn: Louise Ann Fernandez, Esq.

If to Sunstone or the Operating Partnership:

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, CA 92673

Attn: Corporate Secretary

with a copy to:

Gibson, Dunn & Crutcher, LLP

333 South Grand Ave.

Los Angeles, California 90071

Attn: Michael F. Sfregola, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A. The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. In the event that after execution of this Agreement either party makes a determination inconsistent with the preceding sentence, it shall promptly notify the other party of the basis for its determination. The parties agree to renegotiate in good faith the terms of this Agreement if it is mutually determined that this Agreement as structured would have adverse tax consequences to the Executive. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” as described in Section 409A, and any amount to which the Executive would otherwise be entitled during the first six months following a separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral, will be accumulated and paid on the first business day of the seventh month following the date of such separation from service. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment and the Executive hereby consents to such withholding.

(h) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to

Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Entire Agreement. As of the Effective Date, this Agreement, the Noncompetition Agreement and the Non-Disclosure Agreement, each of which is being entered into between the parties concurrently herewith, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company.

(j) Representations and Warranties. The Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) the Executive is not subject to any pending or, to the Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. The Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

(k) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(l) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[signatures follow next page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“EXECUTIVE”	SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:
Arthur Buser			Name:
Its:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc. Its: Managing Member

By:
Name:
Its:

EXHIBIT A

TO EMPLOYMENT AGREEMENT

GENERAL RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Sunstone Hotel Investors, Inc., a Maryland corporation, Sunstone Operating Partnership, LLC, a Delaware limited liability company and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

A-1

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of                         , 20 .

A-2

EXHIBIT B

TO EMPLOYMENT AGREEMENT

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) is made as of this 19th day of June, 2008 by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (“Operating Partnership”) (Sunstone and the Operating Partnership collectively, the “Company”), and Arthur Buser (“Executive”).

For good and valuable consideration, Executive and Company hereby agree as follows:

1. This Agreement will be effective on July 21, 2008.

2. Executive hereby assigns to Company all rights or interests that Executive may presently have or which may be acquired during the term of Executive’s employment with the Company, in Company “Proprietary Information” as defined below in Section 5, and acknowledges that all such Proprietary Information is the sole property of Company and its assigns.

3. Subject to the provisions of Section 7 hereof, in the event that, during the term of Executive’s employment with the Company, Executive creates or assists in the creation of any Company “Proprietary Information,” or any other Company intellectual property, and/or Executive prepares, accumulates or otherwise comes into possession of any materials or information during the course of performance of Executive’s duties which relate in any manner to Company’s business or development of services, Executive agrees that all such “Proprietary Information” and intellectual property shall be and remain the property of Company. In the event Executive’s employment with Company is terminated, for any reason, Executive shall promptly deliver to Company all such “Proprietary Information” and intellectual property (and any copies thereof), as well as any materials related to Company’s trade secrets or confidential information (and any copies thereof), which are within Executive’s custody or control.

4. Executive agrees to disclose to Company all “Proprietary Information” and intellectual property developed during the term of his employment, whether made solely or jointly with others, which relate to Company’s business, research, or development of products and services.

5. During the term of Executive’s employment with Company and thereafter, Executive will not offer or disclose by any means, or use in any manner, for Executive’s own benefit or the benefit of any other person or entity (other than Company or its affiliates), any Company “Proprietary Information” or Company intellectual property. As used herein, the terms “Proprietary Information,” “intellectual property” and “trade secrets,” shall include, but not be limited to: (a) all information of any kind regarding Company’s business, research, marketing, sales, operations and products and plans for development of new business products and services; (b) all operational designs and techniques related to business, marketing and financial information or data of any kind related to Company’s business and business opportunities; (c) all information of any kind regarding Company’s suppliers, vendors, consultants, agents and customers, including lists or compilations of any such persons or entities; (d) all information of any kind regarding Company’s officers, directors and shareholders (other than Executive), including their respective abilities, functions, conduct or pay; (e) all proprietary information of any kind received or developed under agreement or other arrangement by Company with any third party; and (f) all unpublished materials received or developed, including all works of authorship, which relate to the business of Company, including but not limited to those concerning proprietary, trade secret or Company-private information, investment strategies, development plans, research and development data, and any other technical reports relating to Company’s business operations now existing or which may be developed during the term of Executive’s employment with Company.

6. Executive understands and agrees that a breach of the provisions contained herein could cause significant and irreparable harm to Company that could not be satisfactorily compensated in monetary terms. Accordingly, and without in any way limiting Company from taking any other legal action to which it may be entitled to under law or in equity, in the event of any such breach or threatened breach, Company will be entitled to injunctive relief including the immediate ex parte issuance, without bond, of a temporary restraining order against any such breach of threatened breach.

7. This Agreement shall not apply to: (a) any invention developed by Executive which qualifies under the provisions of California Labor Code, Section 2870; (b) any information which is or becomes publicly available, unless it becomes such as a result of a breach of this Agreement; (c) any information which Company subsequently discloses to any other person or entity without restriction; or (d) disclosure required by law or legal process; provided, that if Executive receives actual notice that the Executive is or may be required by law or legal process to disclose any such information, Executive shall promptly so notify Company, but in any event no more than five (5) days after the receipt of such notice.

8. No amendment or modification to this Agreement shall be valid unless in writing signed by Executive and an authorized officer of Company.

9. The execution of this Agreement shall not be construed in any manner to alter Executive’s employment with Company as provided in his Employment Agreement.

10. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof or as a waiver of any other provisions of this Agreement. The remedies set forth herein are nonexclusive and are in addition to any other remedies that any party may have at law or in equity.

11. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs as set forth in the Employment Agreement.

12. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

with a copy to:

JMBM | Jeffer, Mangels, Butler & Marmaro LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067

Attn: Louise Ann Fernandez, Esq.

If to the Company:

c/o Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, CA 92673

Attn: Corporate Secretary

with a copy to:

Gibson, Dunn & Crutcher, LLP

333 South Grand Ave.

Los Angeles, California 90071

Attn: Michael F. Sfregola, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

13. This Agreement is entered into and shall be governed and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. It shall be binding upon and inure to the benefit of the parties, and to their respective heirs, personal representatives, successors and assigns. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to illegal, invalid or unenforceable, then the remaining provisions of this Agreement shall not be voided, but shall be enforced to the maximum extent permissible by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“EXECUTIVE”	SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:
Arthur Buser			Name:
Its:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc. Its: Managing Member

By:
Name:
Its:

EXHIBIT C

TO EMPLOYMENT AGREEMENT

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is dated as of June 19, 2008, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and Arthur Buser (the “Executive”). Sunstone and the Operating Partnership are collectively referred to herein as the “Company.”

WHEREAS, concurrently with the execution of this Agreement, the Company and the Executive have entered into (i) an employment agreement, pursuant to which the Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company, as its President (the “Employment Agreement”), and (ii) a non-disclosure agreement (the “Non-Disclosure Agreement”);

WHEREAS, Sunstone shall, as of the effective date of the Employment Agreement, grant the Executive                      shares of restricted stock (the “Restricted Stock”), the terms and conditions of which shall be set forth in a restricted stock agreement (the “Restricted Stock Agreement”) to be entered into by the Company and the Executive;

WHEREAS, the Company and the Executive agree that, in connection with the execution of the Employment Agreement and the Executive’s employment and the grant of Restricted Stock, the Executive will not engage in competition with the Company pursuant to the terms and conditions hereof;

WHEREAS, capitalized terms used herein without definition shall have the meanings ascribed thereto in the Employment Agreement.

NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Noncompetition; Nonsolicitation.

(a) During the Employment Period and, if the Executive’s employment is terminated by the Company or the Executive terminates his employment for any reason that results (either automatically or at the Company’s election) in continued or accelerated vesting of all equity awards granted to the Executive that were outstanding and unvested at the time of termination, for one (1) year thereafter, the Executive shall not engage in Competition (as defined below) with the Company or any of its subsidiaries or affiliates.

(b) The term “Competition” for purposes of this Agreement shall mean the taking of any of the following actions by the Executive: (i) the conduct of, directly or indirectly (including, without limitation, engaging in, assisting or performing services for), any business that engages in any activity which is directly competitive with the business of the Company, whether such business is conducted by the Executive individually or as principal, partner, officer, director, consultant, security holder, creditor, employee, stockholder, member or manager of any person, partnership, corporation, limited liability company or any other entity; and/or (ii) ownership of interests in any business which is competitive, directly or indirectly, with any business carried on by the Company (or any successor thereto) or its subsidiaries or affiliates; provided, however, that the term “Competition” shall be deemed to exclude the direct or indirect ownership by the Executive of up to three percent of the outstanding equity interests of any public company.

(c) During the Employment Period and, if the Executive’s employment is terminated by the Company or the Executive terminates his employment for any reason, for one (1) year thereafter, the Executive shall not, directly or indirectly, solicit the employment of or employ any person who is then or has been within three (3) months prior to the time of such action, an employee of the Company, or any affiliate of either Sunstone or the Operating Partnership.

2. Specific Performance. The Executive acknowledges that in the event of breach or threatened breach by the Executive of the terms of Section 1 hereof, the Company could suffer significant and irreparable harm that could not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company may otherwise be inadequate and the Company shall be entitled, in addition to any other remedies to which it may be entitled to under law or in equity, to specific performance of this Agreement by the Executive including the immediate ex parte issuance, without bond, of a temporary restraining order enjoining the Executive from any such violation or threatened violation of Section 1 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and the Executive hereby waives any such requirement or condition.

3. Adequacy of Consideration. The Executive acknowledges that his receipt of the Restricted Stock pursuant to the Employment Agreement and the Restricted Stock Agreement will be full, fair and adequate to support his obligations hereunder.

4. Confidential Information; Intangible Assets and Goodwill. The Executive acknowledges and agrees that he has been and will be exposed to proprietary information, intellectual property and trade secrets concerning Sunstone’s business, as more fully described in the Non-Disclosure Agreement. The Executive expressly acknowledges and understands that the Company and its affiliates would not have entered into the Restricted Stock Agreement, or any other agreements with the Executive, but for the fact that the Executive is concurrently entering into the Employment Agreement.

5. Reasonableness of Covenants. The Executive agrees that all of the covenants contained in this Agreement are reasonably necessary to protect the legitimate interests of the Company and its affiliates, are reasonable with respect to time and territory and that he has read and understands the descriptions of the covenants so as to be informed as to their meaning and scope.

6. Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs as set forth in the Employment Agreement.

7. No Alteration of Employment Status. The execution of this Agreement shall not be construed in any manner to alter the Executive’s employment with the Company as provided in the Employment Agreement.

8. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof or as a waiver of any other provision of this Agreement. The remedies set forth herein are nonexclusive and are in addition to any other remedies that the Company may have at law or in equity.

9. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.

10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be subject to the arbitration provisions of Section 10(b) of the Employment Agreement.

11. Entire Agreement. This Agreement, together with the Employment Agreement, the Non-Disclosure Agreement and the Restricted Stock Agreement, contains the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board of Directors of Sunstone.

12. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor.

13. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

with a copy to:

JMBM | Jeffer, Mangels, Butler & Marmaro LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067

Attn: Louise Ann Fernandez, Esq.

If to the Company:	c/o Sunstone Hotel Investors, Inc.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673
Attn: Corporate Secretary
with a copy to:
Gibson, Dunn & Crutcher, LLP 333 South Grand Ave. Los Angeles, California 90071 Attn: Michael F. Sfregola, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Executive’s Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“EXECUTIVE”	SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:
Arthur Buser			Name:
Its:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc. Its: Managing Member

By:
Name:
Its: